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                 [MAX INTERNET COMMUNICATIONS, INC. LETTERHEAD]


                                                                  PRESS RELEASE


                                                                   EXHIBIT 99.1


MAX INTERNET COMMUNICATIONS RECEIVES
REDEMPTION REQUEST OF ITS SERIES C CONVERTIBLE STOCK


Dallas, Texas /PRNewswire/ - December 01, 2000 - MAX Internet Communications (symbol: MXIP) announced today that the company has received a redemption request from Millenium Partners, L.P., one of the holders of the company's 6% Series C Convertible Preferred Stock. The request indicates that Millenium desires to exercise its right to redeem 32,000 shares of the Series C Convertible Preferred Stock amounting to an aggregate redemption price of $3,840,000. The company has been engaged in discussions with Millenium and other holders of the Series C Convertible Preferred Stock regarding various alternatives to redemption. The request further states that, pursuant to the terms of the governing documents, by reason of the delisting of MAX's common stock from the Nasdaq Small Cap market, Millenium has the right to require that the company pay the redemption price within five trading days. According to the terms of the documents, if the company fails to pay the redemption in full, the company will pay interest on the redemption price at a rate of 18% per annum. Millenium reserves the right to increase the number of shares eligible for redemption or to rescind any portion of that stock included in the request.

Mr. Robert F. Kuhnemund, Chairman of the Board of MAX Internet Communications, responded "We have been in discussions with Millenium Partners and other holders of Series C Convertible Preferred Stock, as well as other interested parties, in order to alleviate the need for the company to satisfy the requirements of the proposed redemption or otherwise obtain the capital with which to redeem the shares. Those discussions are ongoing. We remain in contact with Millenium and will continue to explore all possibilities of resolving this matter in the best interests of the company and its shareholders."

MAX Internet Communications Inc., headquartered in Dallas, Texas, is revolutionizing video communication technology via the Internet utilizing a 72-bit technology to provide the highest quality full motion video in the industry. The products created at MAX Internet Communications enable PCs and Information Appliances to become the total video communications solution for business, education and entertainment needs. As Internet usage explodes, households and businesses alike are taking advantage of the convergence of widening bandwidth, broadband services, and multimedia communications. For more information about MAX Internet Communications, visit the company's Web site at http://www.maxic.com.

For more information, please contact MAX Internet Communications at 214-691-0055.